PROSPECTUS

Dividend Reinvestment and Stock Purchase Plan
800,000 Shares of Common Stock, $1 Par Value

        The Company is offering its shareholders, natural gas customers, employees and residents of Arizona, California and Nevada an opportunity to purchase shares of its Common Stock and to reinvest their Common Stock dividends automatically into additional shares through a Dividend Reinvestment and Stock Purchase Plan (the “Plan”). A summary of the Plan begins on page 3 of this Prospectus, which should be retained for future reference. Holders of the Company’s Common Stock who choose not to participate in the Plan will receive cash dividends, as declared, in the usual manner.

        Shares of Common Stock acquired through the Plan will be purchased either directly from the Company or the open market. The price of shares purchased by participants in the Plan with reinvested dividends, initial investments or optional payments will be (i) in the case of the purchase of authorized but unissued shares from the Company, the composite closing price of the stock on the “Investment Date” as reported on the consolidated tape for New York Stock Exchange listed securities administered by the Consolidated Tape Association (or, if no trading in the Common Stock occurs on that date, the composite closing price on the next preceding date on which trading occurred) or the weighted average composite closing price as reported on the consolidated tape for the stock purchased during the “Investment Period,” and (ii) in the case of the purchase of shares in the open market, the weighted average price (excluding brokerage commissions) paid to obtain the stock during the “Investment Period.”

        The Common Stock is listed on both the New York and Pacific Stock Exchanges (symbol “SWX”). The annual expenses payable by the Company in connection with the operation of the Plan are approximately $20,000.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES
OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_________________

The date of this Prospectus is May 2003.

AVAILABLE INFORMATION

        Southwest Gas Corporation (the “Company”) is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You can inspect and copy these materials at the Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following Regional Offices of the SEC: 175 West Jackson Blvd., Suite 900, Chicago, Illinois 60604; and 233 Broadway, New York, New York 10279. For further information concerning the SEC’s public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of the information may also be accessed on the World Wide Web through the SEC’s Internet address at http://www.sec.gov. In addition, you may inspect these materials at the offices of the New York Stock Exchange or the Pacific Stock Exchange.

        This Prospectus does not contain all the information set forth in the Registration Statement and accompanying exhibits which the Company has filed with the SEC under the Securities Act of 1933.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows the Company to “incorporate by reference” information into this Prospectus, which means that the Company can disclose important information by referring you to another document filed separately with the SEC. Information incorporated by reference is considered part of the Registration Statement, except to the extent that the information is superseded in this Registration Statement. This Registration Statement incorporates by reference the information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, the Quarterly Reports on Form 10-Q for the first and second quarters of 2002, and a description of the Company’s Common Stock contained in Form 8-A previously filed by the Company with the SEC.

        The Company also incorporates by reference the information in all other documents the Company files with the SEC after the date of this Registration Statement. The information contained in any such document will be considered part of this Registration Statement from the date the document is filed.

        If you would like to receive a copy of any document incorporated by reference into this Registration Statement (which will not include any of the exhibits to the documents other than those exhibits that are specifically incorporated by reference into this Registration Statement), you should call or write to Shareholder Services, Southwest Gas Corporation, P.O. Box 98511, Las Vegas, Nevada 89193-8511, (800) 331-1119 or (702) 876-7280.

THE COMPANY

        The registrant, Southwest Gas Corporation, is incorporated under the laws of the State of California effective March 1931. The Company is a natural gas utility serving over 1.4 million customers in Arizona, California and Nevada.

        The executive offices of the Company are located at 5241 Spring Mountain Road, P.O. Box 98510, Las Vegas, Nevada 89193-8510, telephone number (702) 876-7237.

USE OF PROCEEDS

        To the extent that authorized but unissued shares of Common Stock are purchased directly from the Company under the Plan, the proceeds will be used in connection with the Company’s construction program, to pay for additional capital improvements to the Company’s facilities, and for other corporate purposes. Pending disbursement for this purpose, the proceeds may be used to reduce the amount of the Company’s short-term indebtedness. The Company cannot predict how many unissued shares will be sold under the Plan and, therefore, cannot estimate the amount of proceeds that it will receive.

DESCRIPTION OF THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

        The Company is offering its shareholders, natural gas customers, and employees and residents of Arizona, California and Nevada an opportunity to purchase shares of its Common Stock directly through the Company and to reinvest their Common Stock dividends automatically into shares through the Plan.

        The following is a detailed description, in question and answer form, of the Plan. For additional information concerning the Plan, you may telephone the Company at (800) 331-1119 or (702) 876-7280.

PURPOSE

1.     What is the purpose of the Plan?

        The purpose of the Plan is to provide to Company shareholders, natural gas customers, and employees and residents of Arizona, California and Nevada a simple and convenient method of investing in the Company’s Common Stock. Shares of Common Stock purchased under the Plan will be either, (i) authorized but unissued shares purchased from the Company (“Original Issue Shares”) or (ii) outstanding shares purchased in the open market or through negotiated transactions (“Open Market Shares”). The decision to purchase shares on the open market will depend upon the relationship of the purchase price of the shares and book value of the stock. To the extent shares will be purchased directly from the Company, the Company will use the proceeds for its continuing construction program and for other corporate purposes.

FEATURES

2.     What are the features of the Plan?

        Company natural gas customers, employees and residents of Arizona, California or Nevada, who are not already shareholders, may make an initial investment in shares of Common Stock by making a minimum payment of $100. Thereafter, you may invest in additional shares by making optional payments of no less than $25; provided that the participant’s initial investment and/or optional payments in aggregate do not exceed $100,000 per calendar year.

        You must reinvest all of your cash dividends automatically in additional shares of Common Stock when the total shares owned by you are less than 250 shares. If you own 250 or more shares, you have the option of receiving one-half of your dividends in cash. If you deposit and maintain all of your shares with the Plan for safekeeping purposes only, you will have the option of receiving all of your dividends in cash.

        The Company will pay any brokerage commissions or service fees for purchases of shares of Common Stock under the Plan and it will pay all costs for administration of the Plan.

        Full investment of funds is possible under the Plan because fractions of shares of Common Stock, as well as full shares, will be credited to your Plan account or accounts (your “Plan account”). In addition, dividends on fractional shares, as well as full shares, will be credited to your Plan account. Regular statements of your Plan account will provide simplified record keeping.

ADMINISTRATION

3.     Who administers the Plan for You?

        The Company administers the Plan, maintains records, sends statements of Plan accounts to Plan participants and performs other duties relating to the Plan. The Company will appoint an independent Plan agent (“Plan Agent”) to act for you in purchasing and selling shares of Common Stock in the open market through negotiated transactions and, under limited circumstances, from the Company. Subject to the objective of obtaining the lowest overall cost of shares purchased, the Plan Agent will have full discretion as to all matters relating to purchases and sale of such shares. Shares purchased for you under the Plan will be registered in the name of a nominee of the Company and will be held by the nominee for your Plan account until the Company is otherwise instructed by you.

4.     Where should correspondence regarding the Plan be directed?

        All correspondence concerning the Plan should be addressed to:

Shareholder Services Southwest Gas Corporation P.O. Box 98511 Las Vegas, NV 89193-8511

PARTICIPATION

5.     Who may participate in the Plan?

        All shareholders of Common Stock, Company natural gas customers and employees and residents of Arizona, California and Nevada are eligible to participate in the Plan.

        A Plan account may be opened in your name, in the joint name of you and another person, or in your name as custodian for a minor or as trustee for another person by completing the Enrollment and Authorization Form (“Enrollment Form”) in the proper manner.

6.     How does an eligible individual join the Plan?

        *         If you are a shareholder of record, you may join the Plan by completing and returning an Enrollment Form. If you are a beneficial shareholder (i.e., the record shareholder is your nominee), evidence acceptable to the Company regarding your ownership of the Company’s Common Stock will have to accompany the Enrollment Form.

        *         If you are a Company natural gas customer, you may join the Plan by completing an Enrollment Form and returning it to the Company along with a minimum initial investment of $100.

        *         If you are a Company employee and participate in the Company’s Employees’ Investment Plan (“EIP”), you may join the Plan by completing and returning an Enrollment Form. If you are a Company employee and do not participate in the Company’s EIP, you may join the Plan by completing an Enrollment Form and returning it along with a minimum initial investment of $100 to the Company.

        *         If you are a resident of Arizona, California or Nevada and do not otherwise qualify to participate in the Plan, you may join the Plan by completing an Enrollment Form and returning it along with a minimum initial investment of $100 to the Company.

        Enrollment Forms will be furnished to you at any time upon request to Shareholder Services, Southwest Gas Corporation, P.O. Box 98511, Las Vegas, Nevada 89193-8511, or by telephoning the Company at (800) 331-1119 or (702) 876-7280.

7.     When can an eligible individual join the Plan?

        If you are a shareholder or an employee who is participating in the Company’s EIP, you may join the Plan at any time. If an Enrollment Form is received on or before the record date for a dividend payment, reinvestment of dividends will begin with that dividend. If the Enrollment Form is received after the record date, reinvestment of dividends will begin with the next dividend payment date. (See Question 10.)

        Company natural gas customers, other Company employees and residents of Arizona, California and Nevada who are not already shareholders will join the Plan once their initial investment of $100 has been used to purchase Common Stock. An initial investment of $100 received during any month will be invested as of the next Investment Date or during the next Investment Period. (See Question 9.) With the purchase of shares of Common Stock, you will become Plan participants.

8.     What does the Enrollment Form provide?

        The Enrollment Form authorizes the Company to do the following:

        Initial Investment—Upon receipt of a minimum initial investment payment of $100 from a Company natural gas customer, Company employee or resident of Arizona, California and Nevada who is not already a shareholder, the Company or the Plan Agent will purchase shares of Common Stock for your Plan account on the next Investment Date or during the next Investment Period. (See Question 9.)

        Optional Payments—Upon receipt of optional payments from a minimum of $25 up to a maximum of $100,000 per calendar year, the Company or the Plan Agent will purchase shares of Common Stock for your Plan account on the next Investment Date or during the next Investment Period. (See Question 11.)

        Dividend Reinvestment—The Company or the Plan Agent will automatically reinvest dividends on all shares of Common Stock held in Plan accounts on the Investment Date or during the next Investment Period that coincides with the payment of dividends for shares. (See Question 10.) The Company or the Plan Agent will also automatically reinvest dividends on all of the shares held of record by you outside the Plan. If you own a total of 250 or more shares, you will have the option of receiving one-half of your dividends in cash. If you deposit and maintain all of your shares with the Plan for safekeeping purposes only, you will have the option of receiving all of your dividends in cash.

INITIAL INVESTMENTS

9.     When will initial investment payments be invested?

        The timing for the investment of the initial payments depends upon whether the shares of Common Stock will be purchased by the Company or the Plan Agent. If the purchases are made by the Company of Original Issue Shares, the purchases will occur twice during the month. If the purchases are made by the Plan Agent of Original Issue or Open Market Shares, the purchases will occur once each month. No interest will be paid on payments received and held by the Company prior to investment.

         Company Purchases—Initial investment payments received by the Company by the 10th day of any month will be invested in Original Issue Shares on the 15th day of the month. Initial investment payments received after the 10th and on or before the 25th day of any month will be invested in Original Issue Shares on the first business day of the following month. If any of these dates are not business days, the planned action will be extended to the following business day. Such dates are the “Investment Date(s)" for purposes of the Plan. The Company may delay or authorize the Plan Agent to make purchases directly from the Company during periods when the Plan is being marketed or during other distributions of Common Stock.

         Plan Agent Purchases—Initial investment payments received by the 25th day of any month will be invested in Original Issue or Open Market Shares by the Plan Agent during the 30-day period commencing on the 26th day of the month. Such period is the “Investment Period” for the purposes of the Plan.

        Upon written request received by the Company on or before the Investment Date or the day before the start of the Investment Period in which the initial investment payment is being held by the Company, you may, without withdrawing from the Plan, receive the return of a portion of the initial investment payment, provided that a minimum of $100 is maintained in the Plan.

REINVESTED DIVIDENDS

10.     When will dividends be reinvested?

        Any dividends on shares of Common Stock to be reinvested will be reinvested on the Investment Date or Investment Period coinciding with the payment of such dividend. Common Stock dividends have ordinarily been paid on the first business day of March, June, September, and December, but no assurance can be given that the Company will continue to pay dividends on this basis.

        Instructions regarding the automatic reinvestment of dividends on shares of Common Stock of record will be effective on the next dividend payment date if the shareholder’s Enrollment Form is received by the Company by the record date (which is normally the 15th calendar day of the month preceding the month in which a dividend is paid) established for a dividend payment. Instructions received after the record date for a dividend will not be effective until the next dividend payment date.

OPTIONAL PAYMENTS

11.     Who is eligible to make optional payments?

        Once you become a participant, you are eligible to make optional cash payments of at least $25 at any time. An optional cash payment may be made when joining the Plan by enclosing the payment with the Enrollment Form. Thereafter, optional cash payments should be accompanied by the form provided with your statement of your Plan account.

        Optional cash payments cannot be less than $25 and can not exceed $100,000 per calendar year per Plan participant. Optional cash payments shall be made by check or money order payable to: Southwest Gas Corporation DRSPP, P.O. Box 98511, Las Vegas, Nevada 89193-8511, Attention: Shareholder Services. Your Plan account number should be included on all checks.

12.     When will optional payments be invested and when will dividends be paid on shares of Common Stock purchased with optional payments?

        The timing for the investment of optional payments depends upon whether the Common Stock will be purchased by the Company or the Plan Agent. If the purchases are made by the Company of Original Issue Shares, the purchases will occur twice during the month. If the purchases are made by the Plan Agent of Original Issue or Open Market Shares, the purchases will occur once each month. No interest will be paid on payments received and held by the Company prior to investment.

         Company Purchases—Optional payments received by the Company by the 10th day of any month will be invested in Original Issue Shares on the 15th day of the month. Optional payments received after the 10th and on or before the 25th day of any month will be invested in Original Issue Shares on the first business day of the following month. Such dates are the “Investment Date(s)” for purposes of the Plan. If any of these dates are not business days, the planned action will be extended to the following business day. The Company may delay or authorize the Plan Agent to make purchases directly from the Company during periods when the Plan is being marketed or during other distributions of Common Stock.

         Plan Agent Purchases—Optional payments received by the 25th day of any month will be invested in Original Issue or Open Market Shares by the Plan Agent during the Investment Period, the 30-day period commencing on the 26th day of the month.

        Any dividends on shares of Common Stock purchased with optional payments will be reinvested on the Investment Date coinciding with the payment of a dividend when Original Issue Shares are purchased directly by the Company. Common Stock dividend payment dates are ordinarily the first business day of March, June, September, and December. No assurance can be given that the Company will continue to pay dividends on this basis. When Original Issue or Open Market Shares are purchased by the Plan Agent, the Investment Period will be the 30-day period beginning on the 26th day of the month preceding the dividend date.

        You may, without withdrawing from the Plan, have returned any optional payment upon written request received by the Company on or before the Investment Date or the day before the start of the Investment Period for any payment being held by the Company.

13.     How do I make payments?

        The amount of the optional payment made each time may vary. However, you are encouraged to set an investment goal and then send a fixed amount every month or quarter. A payment may be made by enclosing a check or money order payable to Southwest Gas Corporation DRSPP with the Enrollment Form or on the optional payment form provided with your statement. In addition, electronic transfers from shareholder checking or savings accounts are available. A payment to be invested must not be included in a check or money order submitted for payment of gas service.

EXPENSES

14.     Are there any expenses charged to me in connection with participation in the Plan?

        There are no expenses charged to participants in connection with purchases of Common Stock under the Plan. All costs of administration of the Plan and any brokerage commissions or service fees incurred in purchasing shares of Common Stock will be paid by the Company. However, if you request that the Company sell your shares, any related brokerage commissions or service fees incurred by the Company will be deducted from the proceeds remitted to you.

PRICING AND PURCHASING OF SHARES

15.     How many shares of Common Stock will be purchased for me?

        The number of shares of Common Stock to be purchased for you on any Investment Date or during the Investment Period will depend upon the amount of the optional payments received since the last investment in the Plan, the amount of your dividends to be reinvested and the price of the Company’s Common Stock on the Investment Date or during the Investment Period. On each Investment Date or at the end of each Investment Period, your Plan account will be credited with that number of shares, including fractional shares computed to four decimal points, equal to the total amount to be invested and reinvested on your behalf, divided by the price of the Common Stock on the Investment Date or during the Investment Period. Fractional shares will earn proportionate dividends as declared.

16.     How is the price of new shares of Common Stock determined?

        When Original Issue Shares are purchased by the Company, the price of the shares of Common Stock will be the composite closing price of the Common Stock as reported on the consolidated tape for New York Stock Exchange listed securities administered by the Consolidated Tape Association on the Investment Date or, if no trading in the Common Stock occurs on that date, the composite closing price on the next preceding date on which trading occurred. When Original Issue Shares are purchased by the Plan Agent, the price of the shares will be the weighted average composite closing price of the Common Stock, as reported on the consolidated tape for the New York Stock Exchange listed securities administered by the Consolidated Tape Association, acquired during the Investment Period. When Open Market Shares are purchased by the Plan Agent, the price of the shares will be the weighted average price of the Common Stock acquired during the Investment Period.

SAFEKEEPING

17.     You have the option of depositing your share certificates in the Plan.

        An additional option under the Plan is the opportunity to deposit your Common Stock certificates with the Plan for safekeeping. By taking advantage of this option, the risk and inconvenience associated with the loss of your certificates is eliminated. By participating in the Plan through this option, you have the opportunity to buy additional shares of Common Stock, sell shares, and reinvest your dividends through the Plan. You also have the opportunity to receive your dividends in cash.

PARTICIPANT ACCOUNTS AND RECORDS

18.     What records and accounts will be maintained by the Company for me?

        The Company will maintain a Plan account for you. All shares of Common Stock purchased for you under the Plan will be credited to your Plan account. When certificates for shares are issued to you or shares are sold for your Plan account, the shares will be withdrawn from your Plan account.

19.     What Plan reports will be sent to me?

        You will receive a statement of your Plan account after each dividend and after any other Plan account activity. These statements are your continuing record of the cost of your purchases and should be retained for income tax purposes. In addition, you will receive each amended Prospectus for the Plan and copies of all communications sent to all other holders of the Company’s Common Stock, including the Company’s quarterly reports to shareholders, the annual report to shareholders, notice of annual meeting and proxy statement and tax information with respect to dividends paid. You are entitled to vote all shares of Common Stock, including fractional shares, held in your Plan account and will receive a Plan proxy enabling the proxy to vote your shares.

WITHDRAWAL AND TERMINATION

20.     When may I withdraw from the Plan?

        You may withdraw from the Plan by providing a written request to the Company. The requests will be processed upon receipt except during the periods commencing three business days prior to the ex-dividend date for a particular dividend through the payment date for that dividend. During that period, a request will be processed depending upon the time the request is received by the Company. If your request is received within three business days of the ex-dividend date for a particular dividend and on or before the record date for that dividend, the request will be processed after the record date. If your request is received after the record date and on or before the Investment Date or Investment Period for that dividend, your request will not be processed until that dividend is reinvested in your Plan account. (See Question 23.)

21.     How do I withdraw from the Plan?

        In order to withdraw from the Plan, you must notify the Company in writing and instruct the Company to either issue a certificate of the whole shares of Common Stock in your Plan account to you or deliver the proceeds of sale to you. Fractional shares will be sold in all cases. You must have a certified tax identification number on file with the Company on or prior to requesting the sale of shares.

22.     Can the Company terminate me as a participant?

        Yes. The administrative costs to the Company for each Plan account does not justify inactivity. The Company reserves the right to terminate your Plan account if you have not invested and/or reinvested a minimum of $100 in any twelve month period. In addition, the Company reserves the right to terminate your Plan account if your check or other form of remittance has not been honored.

23.     What happens upon withdrawal, termination or discontinuance?

        When you withdraw from the Plan or when the Company terminates your Plan account or discontinues the Plan, certificates for all shares of Common Stock credited to the Plan accounts will be issued and a cash payment will be made for fractional shares. Fractional shares will be sold through the Plan Agent and any brokerage commissions or service fees will be deducted from the proceeds before the cash payment is made.

        In the alternative, you may request that all of the shares of Common Stock, both whole and fractional, credited to your Plan account be sold. If you request a sale, the sale will be made by the Plan Agent. If the request is received within three business days of the ex-dividend date for a particular dividend and on or before the record date for that dividend, the request will be processed after the record date. If the request is received after the record date and on or before the Investment Date or Investment Period for that dividend, the request will not be processed until that dividend is reinvested in your Plan account. You will be charged any related brokerage commissions or service fees, and will receive the proceeds of the sale less these amounts.

        If your withdrawal request is received by the Company on or before the record date for a particular dividend, that dividend and all subsequent dividends upon shares of Common Stock registered in your name will be paid directly to you. If the request is received after the record date, the withdrawal request will not be processed until that dividend is reinvested in your Plan account. Once the request is processed, all subsequent dividends upon shares registered in your name will be paid directly to you.

        If your withdrawal request is received by the Company on or before the Investment Date or the day before the start of the next Investment Period, any payment being held by the Company will be returned. If the request is received after such dates, any payment being held will be reinvested.

24.     Is there a grace period to re-enroll in the Plan?

        No, you can re-enroll in the Plan any time after you have withdrawn from the Plan, as long as you continue to qualify under the terms of the Plan. (See Questions 5 through 8.)

OTHER INFORMATION

25.     Will certificates be issued for shares of Common Stock purchased under the Plan?

        Certificates for shares of Common Stock purchased under the Plan will be issued to you upon your written request to the Company. Upon receipt of such request, certificates for the number of whole shares up to the number credited to your Plan account may be withdrawn from the Plan account and issued to you. Any remaining full and fractional shares will continue to be credited to your Plan account. Certificates for shares issued to you will be registered in the same name or names in which your Plan account is maintained. Dividends on all of your shares, including those shares for which certificates have been issued, will either be reinvested or paid in cash as provided for in the Plan. (See Question 8.) Certificates for fractional shares will not be issued under any circumstances.

26.     May a portion of the shares of Common Stock held in the Plan be sold?

        Yes. Upon receipt of a written request, the Company will withdraw and sell, through the Plan Agent, any number of whole shares of Common Stock credited to your Plan account; provided, you maintain a minimum of 100 shares in your Plan account. You will be charged any related brokerage commissions or service fees and will receive the proceeds of the sale less these amounts.

        If the partial withdrawal request is received within three business days of the ex-dividend date for a particular dividend or between that date and the record date for that dividend, it will be processed after the record date. Dividends on the shares of Common Stock to be withdrawn will either be reinvested or paid in cash as provided for in the Plan. (See Question 8.) You must have a certified tax identification number on file with the Company on or prior to requesting the sale of shares.

27.     May shares of Common Stock in a Plan account be pledged or assigned?

        Shares of Common Stock credited to your Plan account may not be assigned or pledged. If you wish to assign or pledge shares, you must request that certificates for the shares be issued in your name.

28.     How will my shares of Common Stock be voted at meetings of shareholders?

        You will receive Plan proxy cards covering the number of full and fractional shares of Common Stock held under the Plan, enabling you to vote your shares. If a proxy card is returned to the Company properly signed and marked for voting, all the shares covered by the proxy card will be voted as marked. If no instructions are indicated on a properly signed and returned proxy card, your shares will be voted in accordance with the recommendations of the Company.

29.     What is the responsibility of the Company and the Plan Agent under the Plan?

        The Plan provides that the Company and any Plan Agent will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate your Plan account upon your death prior to receipt of legally sufficient instructions with respect thereto.

        You should recognize that neither the Company nor the Plan Agent can assure your profits or protect you against losses in the value of the shares of Common Stock purchased under the Plan or assure you of any future dividends.

30.     May the Plan be changed or discontinued?

        The Company reserves the right to suspend, modify or discontinue the Plan at any time and to interpret and regulate the Plan as it deems necessary or desirable in connection with the operation of the Plan. You will receive notice of any suspension, modification or termination. The notices will be mailed to you at the addresses shown on the Company’s record.

31.     What happens if the Company makes a rights offering?

        As a shareholder, you will be notified by the Company of a rights offering. Upon receiving notification that rights are exercisable, you should instruct the Company, before the rights expire, to exercise the rights. If the Company does not receive such instructions, the Plan Agent will sell the unexercised rights on the open market and proportionally credit your Plan account to the extent the rights are not exercised with the proceeds for investment on the next Investment Date or Investment Period.

32.     What happens if the Company declares a stock split or issues a stock dividend?

        In the event of a stock split or stock dividend, the Company will proportionally credit your Plan account the additional shares of Common Stock attributable to your interest in the Plan.

33.     Can a complete text of the Plan be obtained?

        Yes, you can obtain a copy of the Plan upon request to Shareholder Services.

FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

        The Company believes the following is an accurate summary of the tax consequences of participation in the Plan as of the date of this Prospectus. This summary may not reflect every possible situation that could result from participation in the Plan, and, therefore, you are advised to consult your own tax advisors with respect to the tax consequences (including federal, state, local and other tax laws and U.S. tax withholding laws) applicable to their particular situations.

        In general, the amount of cash dividends paid by the Company is includable in income even though reinvested under the Plan. Under this general rule, the cost basis for federal income tax purposes of any shares of Common Stock acquired through the Plan will be the price at which the shares are credited to your Plan account as described in the section entitled Pricing and Purchasing of shares. In connection with open market purchases, brokerage commissions paid by the Company on your behalf are to be treated as distributions subject to income tax in the same manner as dividends. The amounts paid for brokerage commissions are, however, includable in the cost basis of shares purchased. The information return sent to you and the IRS at year-end, if so required, will show such amounts paid on their behalf.

        A U.S. shareholder electing to participate in the Plan must provide his Taxpayer Identification Number (generally, an individual’s Social Security Number) or certify that they are exempt from backup withholdings. Failure to provide a correct Taxpayer Identification Number will result in backup withholdings at the applicable rate. Withholding may also occur upon notification from the Internal Revenue Service directing the Plan to institute backup withholdings.

        A foreign shareholder who is a participant and whose dividends are subject to United States income tax withholding will have the amount of the tax to be withheld deducted from such dividends before reinvestment in additional shares of Common Stock for such participant’s Plan account. The statements confirming purchases made for a foreign participant will indicate that tax has been withheld.

        The final statement received from the Company during any calendar year will include information for that year regarding total dividends paid on Plan shares of Common Stock. In addition, the Company will send you an IRS Form 1099-Dividend at year-end showing total dividends paid on shares held of record. Both statements should be retained for tax reporting purposes.

INTERESTS OF NAMED EXPERTS AND COUNSEL

        Robert M. Johnson, Esq., Assistant General Counsel for the Company, has given an opinion to the SEC upon the validity of the shares of Common Stock being registered. Mr. Johnson is employed by the Company on a full-time basis.

        Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus on the financial statements of Southwest Gas Corporation for the year ended December 31, 2001, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933.

        Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION ONINDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

        Section 317 of California’s General Corporation Law authorizes a court to award, or a corporation’s Board of Directors to grant, indemnification to directors, officers and other agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities, including expenses, arising in connection with the Securities Act of 1933, as amended.

        Pursuant to the Articles of Incorporation and the Bylaws of the Company, and in accordance with applicable law, directors and officers of the Company are generally indemnified against judgments, expenses and other amounts actually and reasonably incurred by or imposed upon them in connection with or arising out of any action in which they were or are parties or are threatened to be made parties by reason of their being or having been a director or officer of the Company. In addition, the Company has entered into indemnification agreements with certain officers and directors which provide for indemnification to the full extent permitted by California law.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

   No dealer, salesperson or other individual has
been authorized to give any information or to
make any representations other than those
contained or incorporated by reference in this
Prospectus in connection with the offer made by
this Prospectus and, if given or made, such
information or representations must not be relied
upon as having been authorized by the Company
or any agent, dealer or underwriter. Neither the
delivery of this Prospectus nor any sale made
hereunder shall under any circumstances create
an implication that there has been no change in
the affairs of the Company since the date hereof.
This Prospectus does not constitute an offer or
solicitation by anyone in any state in which such
offer or solicitation is not authorized or in which
the person making such offer or solicitation is
not qualified to do so or to anyone to whom it is
unlawful to make such offer or solicitation.

SOUTHWEST GAS CORPORATION 800,000 Shares COMMON STOCK
TABLE OF CONTENTS
Page
Prospectus
Available Information
Incorporation of Certain Documents
  by Reference
The Company
Use of Proceeds
Description of the Dividend Reinvestment
  and Stock Purchase PlaN
     Purpose
     Features
     Administration
     Participation
     Initial Investments
     Reinvested Dividends
     Optional Payments
     Expenses
     Pricing and Purchasing of Shares
     Safekeeping
     Participant Accunts and Records
     Withdrawal and Termination
     Other Information
Federal Income Tax Consequences
  of the Plan
Interests of Named Experts and Counsel
Disclosure of Securities and Exchange
  Commission Position on Indemnification
  for Securities Act Liabilities
	2 2 3 3 3 3 4 4 5 6 7 7 8 9 9 9 10 11 13 14 14	PROSPECTUS DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN